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EXHIBIT 99.1

COMPREHENSIVE CARE CORPORATION SIGNS STRATEGIC SERVICE
AGREEMENT WITH EYE CARE INTERNATIONAL

TAMPA, FL – (BUSINESSWIRE) –November 30, 2004 – Comprehensive Care Corporation (OTCBB: CHCR) and Eye Care International, Inc. (OTCBB: EYCI) announced the signing of a strategic service agreement providing, in part, for the purchase by CompCare of 125,000 Eye Care International vision plans and the option of purchasing an additional 875,000 vision plans for future use by CompCare in conjunction with its managed behavioral healthcare business.

According to Mary Jane Johnson, President and CEO of CompCare, “Industry experts have identified early detection of vision irregularities as significant factors in school and home behaviors. As a result, we believe our clients can add value to the healthcare of their members by taking preventive measures that can impact their behavioral well being. With over 50% of our members being children, CompCare made a concerted effort to identify a single source program that could provide its clients with a method for early detection and management of vision problems, which, if undetected, could lead to low self-esteem and depression. We believe Eye Care International offers a vision program that, in a cost-effective manner, can accommodate our clients’ needs. The plan provides one family member with an efficient, no-cost eye screening and a national network of eye care professionals to service the entire family (both children and adults) to quickly treat those at risk. In addition, the plan provides for discounted vision products available for purchase by the entire family. For these reasons, we have purchased 125,000 vision plans from Eye Care International with an option to purchase 875,000 additional plans. To our knowledge, we are the only company of our kind offering this form of early detection within our market segment.”

Clark A. Marcus, Eye Care International’s Chairman and CEO said, “We are pleased to have entered into this relationship with Comprehensive Care Corporation. CompCare’s business is heavily weighted towards children, an age category that eye care services can have a dramatic impact upon. Eye Care International’s vision plan will allow CompCare to offer its clients a leading edge product for the early detection of vision disorders.”

About Comprehensive Care Corporation
Established in 1969, Comprehensive Care Corporation administers and operates behavioral health, substance abuse, and employee assistance programs for governmental agencies and managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service and operations centers in Connecticut, Florida, Michigan, and Texas; serves approximately 1,000,000 covered individuals nationwide; and has a network of approximately 10,000 behavioral health practitioners.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

FOR MORE INFORMATION, PLEASE CONTACT:

Comprehensive Care Corporation Robert J. Landis, Chairman, Chief Financial Officer and Treasurer Telephone: (813) 288-4808	Eye Care International, Inc. Steven Kaye, Investor Relations Telephone: (813) 323-7878